Exhibit 10(iv)

NUCOR CORPORATION

SENIOR OFFICERS ANNUAL INCENTIVE PLAN

NUCOR CORPORATION

SENIOR OFFICERS ANNUAL INCENTIVE PLAN

Table of Contents

ARTICLE I INTRODUCTION		1

ARTICLE II DEFINITIONS		1

2.1	Adjusted Net Earnings	1
2.2	Average Invested Capital	1
2.3	Average Stockholders’ Equity	1
2.4	Beneficiary	1
2.5	Change in Control Acceleration Event	1
2.6	Compensation	1
2.7	Covered Employee	2
2.8	Deferral Account	2
2.9	Deferral Agreement	2
2.10	Deferral Amount	2
2.11	Deferral Incentive	2
2.12	Eligible Employee	2
2.13	Employee	2
2.14	Peer Group	2
2.15	Performance Award	2
2.16	Performance Objectives	2
2.17	Performance Period	3
2.18	Plan	3
2.19	Return on Average Invested Capital	3
2.20	Return on Average Stockholders’ Equity	3
2.21	Separation from Service	3
2.22	Stockholders’ Equity	3

ARTICLE III PERFORMANCE AWARDS		3

3.1	Performance Awards	3
3.2	Performance Award Payments	5
3.3	Deferrals of Performance Awards	5

ARTICLE IV MISCELLANEOUS		8

4.1	Amendment or Termination	8
4.2	Code Section 409A	8
4.3	Special Provisions for Certain Eligible Employees	8

NUCOR CORPORATION

SENIOR OFFICERS ANNUAL INCENTIVE PLAN

ARTICLE I

INTRODUCTION

This Plan constitutes a supplement to the Nucor Corporation 2014 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and sets for the terms and provisions applicable to annual incentive compensation that may be earned by the Company’s senior officers. The terms and provisions of the Omnibus Plan, including its definitions, are incorporated into this Plan by reference. In the event of any conflict or inconsistency between the Plan and this Plan, the terms and provisions of the Omnibus Plan shall govern and control.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have meanings set forth below unless the context clearly indicates otherwise:

2.1    Adjusted Net Earnings. Adjusted Net Earnings for a Performance Period means the consolidated net earnings attributable to stockholders reported by the Company for the Performance Period in accordance with generally accepted accounting principles, before reported extraordinary items, but after charges or credits for taxes measured by income and Performance Awards under this Plan and performance awards under the Nucor Corporation Senior Officers Long-Term Incentive Plan.

2.2    Average Invested Capital. Average Invested Capital for a Performance Period means the average of the Invested Capital of the Company as of the last day of the immediately preceding Performance Period and the last day of each fiscal quarter in the Performance Period.

2.3    Average Stockholders’ Equity. Average Stockholders’ Equity for a Performance Period means the average of the Stockholders’ Equity of the Company as of the last day of the immediately preceding Performance Period and the last day of each month in the Performance Period.

2.4    Beneficiary. Beneficiary means the person or persons designated by an Eligible Employee who are to receive any amounts payable under the Plan following the death of the Eligible Employee.

2.5    Change in Control Acceleration Event. Change in Control Acceleration Event means a Change in Control that also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code.

2.6    Compensation. Compensation of an Eligible Employee for a Performance Period means the base salary earned by the Eligible Employee during that portion of the Performance Period the Eligible Employee was employed by the Company and participating in the Plan, before reduction pursuant to any plan or agreement between the Eligible Employee and the Company or any Subsidiary whereby base salary is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. Compensation shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, annual or long-term incentive compensation, commissions, gains from the exercise or vesting of stock options, restricted stock or other equity-based awards or any other forms of additional compensation.

2.7    Covered Employee. Covered Employee means any Eligible Employee who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which the Company is expected to claim a compensation deduction with respect to any amount payable under the Plan, as determined by the Committee.

2.8    Deferral Account. Deferral Account means the individual bookkeeping account maintained by the Company for an Eligible Employee to record the Eligible Employee’s Deferral Amounts and Deferral Incentive credits.

2.9    Deferral Agreement. Deferral Agreement means the agreement or agreements entered into by an Eligible Employee which specify the Eligible Employee’s Deferral Amount.

2.10    Deferral Amount. Deferral Amount means the amount of a Performance Award that an Eligible Employee elects to defer under a Deferral Agreement.

2.11    Deferral Incentive. Deferral Incentive means the incentive amount the Company will credit to an Eligible Employee’s Deferral Account pursuant to Section 3.3(b) based on the Eligible Employee’s Deferral Amount.

2.12    Eligible Employee. Eligible Employee means any Employee who is a senior officer of the Company or a Subsidiary and designated by the Committee as an Eligible Employee.

2.13    Employee. Employee means any person who is employed by the Company, including any such person who also serves as a member of the Board.

2.14    Peer Group. Peer Group for a Performance Period means a group of not less than five (5) steel industry competitors (or such other minimum number as may be selected by the Committee) designated by the Committee not later than ninety (90) days after the beginning of the Performance Period.

2.15    Performance Award. Performance Award means the incentive compensation awarded and payable to an Eligible Employee pursuant to Section 3.1 for a Performance Period.

2.16    Performance Objectives. Performance Objectives means the achievement of one or more of the following criteria, or such other criteria, as may be determined by the Committee: (a) Return on Average Stockholders’ Equity; (b) Return on Average Invested Capital; (c) revenue performance; (d) earnings before interest, taxes, depreciation and amortization; (e) earnings before interest, taxes and amortization; (f) operating income; (g) pre- or after-tax income; (h) cash flow; (i) cash flow per share; (j) net earnings attributable to stockholders; (k) earnings per share; (l) return on invested capital; (m) return on assets; (n) economic value added (or an equivalent metric);

(o) stock price performance; (p) total stockholder return; (q) improvement in or attainment of expense levels; (r) improvement in or attainment of working capital levels; or (s) debt reduction. Any of the Performance Objectives set forth above may measure performance on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, relative to the performance of a group of designated companies, or other external measures of the selected Performance Objective.

2.17    Performance Period. Performance Period means the fiscal year of the Company beginning on January 1 and ending on December 31.

2.18    Plan. Plan means the Nucor Corporation Senior Officers Annual Incentive Plan, as set forth herein and as amended from time to time.

2.19    Return on Average Invested Capital. Return on Average Invested Capital for a Performance Period means an amount, expressed as a percentage, determined by dividing (a) the Company’s Adjusted Net Earnings for the Performance Period by (b) the Company’s Average Invested Capital for the Performance Period.

2.20    Return on Average Stockholders’ Equity. Return on Average Stockholders’ Equity for a Performance Period means an amount, expressed as a percentage, determined by dividing (a) the Company’s Adjusted Net Earnings for the Performance Period by (b) the Company’s Average Stockholders’ Equity for the Performance Period.

2.21    Separation from Service. Separation from Service means the termination of an Eligible Employee’s employment with the Company and its Subsidiaries, provided such termination also constitutes a separation from service under Section 409A of the Code.

2.22    Stockholders’ Equity. Stockholders’ Equity means the sum of (a) issued capital stock, (b) additional paid-in capital and (c) earnings retained in the business and reserves created by appropriations therefrom, minus the cost of treasury stock, all as shown in the Company’s consolidated balance sheet.

ARTICLE III

PERFORMANCE AWARDS

3.1    Performance Awards.

(a)    Performance Objectives. Performance Awards shall be earned under the Plan for a Performance Period based on the level of the Company’s achievement of Performance Objectives selected by the Committee.

(b)    Performance Objectives Adjustments; Reduction or Forfeiture of Performance Awards. Notwithstanding the foregoing provisions of this Section 3.1:

(i)    The Committee may adjust, modify or amend the Performance Objectives, either in establishing the criteria or in determining the extent to which any Performance Objectives has been achieved. In particular, the Committee shall have the discretionary authority to make equitable adjustments to the Performance Objectives where necessary (A) in response to any reduction in the number of members of the Peer Group that may occur during a Performance Period, (B) in response to changes in applicable laws or regulations, (C) to account for items of gain, loss or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated, (D) to account for unusual or non-recurring transactions that were not anticipated, or (E) to reflect other unusual, non-recurring or unexpected items similar in nature to the foregoing as determined in good faith by the Committee. Any such adjustments may be made with respect to the performance of any Subsidiary, division or operating unit, as applicable, and shall be made in a consistent manner for year-to-year, and shall be made in accordance with the objectives of the Plan and the requirements of Section 162(m) of the Code.

(ii)    If the Company has no reported net earnings for a Performance Period that ends prior to a Change in Control, no Performance Awards will be made with respect to the Performance Period.

(iii)    The Committee in its sole and exclusive discretion may reduce (including a reduction to zero) the amount of the Performance Awards otherwise payable to Eligible Employees under the Plan for a Performance Period that ends prior to a Change in Control, provided the same percentage reduction is made to all of the Performance Awards otherwise payable for the Performance Period.

(iv)    If an Eligible Employee ceases to be a senior officer of the Company or a Subsidiary during a Performance Period (but remains an Employee), the Employee’s Performance Award for the Performance Period shall be prorated for the portion of the Performance Period the Employee was employed as an Eligible Employee during the Performance Period, and if the Employee has not attained age fifty-five (55) prior to the date the Employee ceased to be a senior officer of the Company or a Subsidiary, the Employee shall not be eligible to receive the deferral incentive described in Section 3.3(b) with respect to any portion of the prorated Performance Award deferred under Section 3.3.

(v)    If the employment of an Eligible Employee is terminated during a Performance Period prior to the Eligible Employee’s attainment of age fifty-five (55) for any reason other than the Eligible Employee’s death or disability, the Eligible Employee shall not receive any Performance Award under the Plan for the Performance Period.

(c)    Performance Awards Following a Change in Control. The Performance Award due for the Performance Period in which a Change in Control occurs shall not be less than the amount determined by multiplying the greater of:

(i)    the Performance Award for the Performance Period but calculated under Section 3.1(a) based on the Company’s achievement of the Performance

Objectives for the Performance Period through the end of the calendar quarter immediately preceding the date of the Change in Control; or

(ii)    one hundred fifty percent (150%) of the Eligible Employee’s Compensation for the Performance Period;

by a fraction, the numerator of which is the number of days during the Performance Period prior to the date of the Change in Control during which the Eligible Employee was employed by the Company and participating in the Plan, and the denominator of which is (A) three hundred sixty-five (365), if the Eligible Employee was employed by the Company and participating in the Plan as of the first day of the Performance Period or (B) if the Eligible Employee commenced participation in the Plan after the beginning of the Performance Period, the number of days from the date the Eligible Employee commenced participation in the Plan through the last day of the Performance Period.

3.2    Performance Award Payments.

Subject to an Eligible Employee’s election in accordance with Section 3.3 to defer the payment of a Performance Award, an Eligible Employee’s Performance Award shall be paid by the Company to the Eligible Employee in cash, less applicable payroll and withholding taxes, within thirty (30) days after the later of (i) the completion of the independent audit of the Company’s financial statements for the Performance Period or (ii) the date the Committee certifies in writing the amount of Performance Awards payable under Section 3.1. In no event, however, shall payment of a Performance Award be made later than two and one-half (2 1⁄2) months after the end of the Performance Period for the Performance Award.

3.3    Deferrals of Performance Awards.

(a)    Deferral Agreement. Each Eligible Employee may elect, by entering into a Deferral Agreement with the Company, to defer any portion up to fifty percent (50%) (in increments of ten percent (10%)) of the Performance Award otherwise payable to the Eligible Employee for a Performance Period. To be effective to defer the payment of a Performance Award, an Eligible Employee must complete and return a Deferral Agreement to the Company in accordance with procedures established by the Committee before the beginning of the Performance Period. For the avoidance of doubt, an Employee who first becomes an Eligible Employee during a Performance Period shall not be permitted to enter into a Deferral Agreement for the deferral of a Performance Award for such Performance Period. The amount of any Performance Award that is deferred pursuant to the Eligible Employee’s Deferral Agreement is referred to in the Plan as the Deferral Amount.

An Eligible Employee’s Deferral Agreement shall be effective for one Performance Period. An Eligible Employee must complete and sign a Deferral Agreement and return the agreement to the representative of the Company designated by the Committee before the beginning of each Performance Period for which a deferral of a Performance Award is intended to be made.

(b)    Deferral Accounts; Deferral Incentive. An Eligible Employee’s Deferral Amount shall be converted to a number of common stock units determined by dividing the Deferral Amount by the closing price at which shares of the Company’s common stock are sold regular way on the New York Stock Exchange on the first trading day immediately preceding the date the Deferral Amount would otherwise be paid to the Eligible Employee. Such common stock units shall be credited to a Deferral Account established and maintained on the books and records of the Company. In the event an Eligible Employee defers a Performance Award under the Plan, the Company shall credit a Deferral Incentive in the form of additional common stock units to the Eligible Employee’s Deferral Account. The number of common stock units comprising the Deferral Incentive for an Eligible Employee shall be determined by multiplying twenty-five percent (25%) by the number of common stock units resulting from the conversion of the Eligible Employee’s Deferral Amount into common stock units.

(c)    Dividend Equivalent Payments; Adjustments to Common Stock Units. The Company shall pay to each Eligible Employee in cash, less applicable payroll and withholding taxes, within thirty (30) days after the payment date of any cash dividend with respect to shares of the Company’s common stock, a dividend equivalent payment equal to the number of common stock units credited to the Eligible Employee’s Deferral Account as of the record date for such dividend multiplied by the per share amount of the dividend.

In the event a dividend with respect to shares of the Company’s common stock shall be declared and paid in additional shares or in the event the outstanding shares of the Company’s common stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation or changed into or exchanged for cash or property or the right to receive cash or property, then the Committee shall in its discretion equitably adjust the common stock units credited to the Deferral Accounts under the Plan to prevent substantial dilution or enlargement of the rights of Eligible Employees under the Plan.

(d)    Vesting. An Eligible Employee shall be fully vested in the portion of the Eligible Employee’s Deferral Account attributable to the Eligible Employee’s Deferral Amounts. An Eligible Employee shall become fully vested in the portion of the Eligible Employee’s Deferral Account attributable to the Company’s Deferral Incentives upon the earlier of (i) attainment of age fifty-five (55) while employed by the Company or a Subsidiary, (ii) the date the Eligible Employee dies or becomes disabled while employed by the Company or a Subsidiary, or (iii) a Change in Control. In the event an Eligible Employee terminates employment prior to a Change in Control and prior to attaining age fifty-five (55) for any reason other than death or disability, the portion of the Eligible Employee’s Deferral Account that is not vested shall be forfeited.

(e)    Payment of Deferral Accounts. Subject to Section 4.6, the vested portion of an Eligible Employee’s Deferral Account shall be paid to the Eligible Employee no earlier than fifteen (15) days and no later than ninety (90) days after the Eligible Employee’s Separation from Service. The form of payment shall be one share of the Company’s common stock for each common stock unit and cash for any fractional unit credited to the vested portion of the Deferral Account.

In accordance with procedures established by the Committee, but in no event later than the date an Eligible Employee enters into his or her first Deferral Agreement with the Company under the Plan, the Eligible Employee may elect a single sum payment of the Eligible Employee’s Deferral Account or payment in installments over a term certain of not more than five (5) years. In the event an Eligible Employee fails to make a valid method of payment election, distribution of the Eligible Employee’s Deferral Account shall be made in a single sum payment of shares of Company common stock and cash for any fractional unit credited to the vested portion of the Deferral Account.

(f)    Cancellation of Deferral Agreements and Payment Elections upon Change in Control Acceleration Event. Notwithstanding the foregoing provisions of this Section 3.3, upon a Change in Control Acceleration Event, (i) an Eligible Employee’s Deferral Agreement shall be terminated and no portion of the Performance Award due for the Performance Period in which the Change in Control Acceleration Event occurs shall be deferred, (ii) any payment election made by an Eligible Employee under Section 3.3(e) shall be null and void, and (iii) subject to Section 5.6, the value of the Eligible Employee’s Deferral Account shall be paid to the Eligible Employee in a single cash payment, less applicable withholding taxes, within sixty (60) days following the Change in Control Acceleration Event (the “CIC Payment Date”). The value of an Eligible Employees’ Deferral Account for purposes of clause (iii) of the immediately preceding sentence shall be equal to the number of common stock units credited to the Eligible Employee’s Deferral Account as of the date of the Change in Control Acceleration Event multiplied by the closing price at which shares of the Company’s stock are sold regular way on the New York Stock Exchange on the last trading day prior to the date of the Change in Control Acceleration Event. In the event payment to an Eligible Employee is delayed beyond the CIC Payment Date due to the requirements of Section 5.6, the amount due to such Eligible Employee as of the CIC Payment Date shall be increased with interest at the prime rate, as published in The Wall Street Journal, plus 1% per annum, from the CIC Payment Date to the date the Eligible Employee receives payment of the amount due.

(g)    Payment Following Death. An Eligible Employee may designate and change at any time the Beneficiary who is to receive distribution of the vested portion of the Eligible Employee’s Deferral Account in the event of the Eligible Employee’s death. Any such designation or change shall not be effective until received by the representative of the Company designated by the Committee. If an Eligible Employee has not properly designated a Beneficiary, if for any reason such designation shall not be legally effective, or if the designated Beneficiary shall predecease the Eligible Employee, then the Eligible Employee’s estate shall be treated as the Beneficiary.

In the event of an Eligible Employee’s death prior to distribution of all common stock units credited to the Eligible Employee’s Deferral Account, the Eligible Employee’s Beneficiary shall receive a distribution of the vested portion of such units (in the form of shares of Company common stock and cash for any fractional unit credited to the Deferral Account) as soon as practicable (but in no event later than ninety (90) days) following the Eligible Employee’s death in a single sum payment.

ARTICLE IV

MISCELLANEOUS

4.1    Amendment or Termination.

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Eligible Employees.

4.2    Code Section 409A.

Notwithstanding anything in the Plan to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of an Eligible Employee’s Separation from Service, then to the extent necessary to comply with Code Section 409A:

(a)    if the payment or distribution is payable in a lump sum, the Eligible Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Eligible Employee’s death or the seventh month following the Eligible Employee’s Separation from Service; and

(b)    if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following the Eligible Employee’s Separation from Service will be accumulated and the Eligible Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Eligible Employee’s death or the seventh month following the Eligible Employee’s Separation from Service and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

4.3    Special Provisions for Certain Eligible Employees.

All Performance Awards for Eligible Employees subject to Section 16(b) of the Securities Exchange Act of 1934 shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires. All Performance Awards to Covered Employees shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m) of the Code, unless the Committee, in its discretion, determines that any such award is not intended to qualify for the exemption for performance-based compensation under Section 162(m) of the Code.